April 30, 2026

Joseph Corso
Chief Financial Officer
nLIGHT, Inc.
4637 NW 18 th Avenue
Camas, Washington 98607

       Re: nLIGHT, Inc.
           Form 10-K for the Year Ended December 31, 2025
           File No. 001-38462
Dear Joseph Corso:

       We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.



                                                          Sincerely,

                                                          Division of
Corporation Finance
                                                          Office of
Manufacturing